Preliminary Pricing Supplement No. 7,358

Registration Statement Nos. 333-275587; 333-275587-01

Dated April 1, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

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Based on the Worst Performing of the Dow Jones Industrial AverageSM, the Nasdaq-100® Technology Sector IndexSM and the Russell 2000® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document. The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest.

￭Automatic early redemption. The securities will be automatically redeemed if the closing level of each underlier is greater than or equal to its call threshold level on the first determination date for the early redemption payment. No further payments will be made on the securities once they have been automatically redeemed.

￭Payment at maturity. If the securities have not been automatically redeemed prior to maturity and the final level of each underlier is greater than its initial level, investors will receive the stated principal amount plus the upside payment. If the final level of any underlier is equal to or less than its initial level but the final level of each underlier is greater than or equal to its downside threshold level, investors will receive only the stated principal amount at maturity. If, however, the final level of any underlier is less than its downside threshold level, investors will lose 1% for every 1% decline in the level of the worst performing underlier over the term of the securities. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

￭The value of the securities is based on the worst performing underlier. The fact that the securities are linked to more than one underlier does not provide any asset diversification benefits and instead means that a decline in the level of any underlier beyond its downside threshold level will adversely affect your return on the securities, even if the other underliers have appreciated or have not declined as much.

￭The securities are for investors who are willing to risk their principal and forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity that exceeds the stated principal amount. Investors in the securities must be willing to accept the risk of losing their entire initial investment based on the performance of any underlier. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underliers:

Dow Jones Industrial AverageSM (the “INDU Index”), Nasdaq-100® Technology Sector IndexSM (the “NDXT Index”) and Russell 2000® Index (the “RTY Index”). We refer to each of the INDU Index, the NDXT Index and the RTY Index as an underlying index.

Strike date:	April 25, 2025
Pricing date:	April 25, 2025
Original issue date:	April 30, 2025
Final determination date:	April 25, 2030, subject to postponement for non-trading days and certain market disruption events
Maturity date:	April 30, 2030
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $913.40 per security, or within $55.00 of that estimate. See “Estimated Value of the Securities” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per security	$1,000	$	$
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Principal at Risk Securities dated February 7, 2025 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

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Terms continued from the previous page
Automatic early redemption:

If, on the first determination date, the closing level of each underlier is greater than or equal to its call threshold level, the securities will be automatically redeemed for the early redemption payment on the early redemption date. No further payments will be made on the securities once they have been automatically redeemed.

First determination date:	April 28, 2026, subject to postponement for non-trading days and certain market disruption events
Call threshold level:

With respect to the INDU Index,      , which is 100% of its initial level

With respect to the NDXT Index,      , which is 100% of its initial level

With respect to the RTY Index,      , which is 100% of its initial level

Early redemption payment:	$1,125 to $1,145 per security. The actual early redemption payment will be determined on the pricing date.
Early redemption date:	May 1, 2026
Payment at maturity per security:

If the securities have not been automatically redeemed prior to maturity, investors will receive a payment at maturity determined as follows:

•     If the final level of each underlier is greater than its initial level:

stated principal amount + upside payment

•     If the final level of any underlier is equal to or less than its initial level but the final level of each underlier is greater than or equal to its downside threshold level:

stated principal amount

•     If the final level of any underlier is less than its downside threshold level:

stated principal amount × performance factor of the worst performing underlier

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

Final level:	With respect to each underlier, the closing level on the final determination date
Initial level:

With respect to the INDU Index,      , which is its closing level on the strike date

With respect to the NDXT Index,      , which is its closing level on the strike date

With respect to the RTY Index,      , which is its closing level on the strike date

Upside payment:	stated principal amount × participation rate × underlier percent change of the worst performing underlier
Participation rate:	200%
Underlier percent change:	With respect to each underlier, (final level – initial level) / initial level
Worst performing underlier:	The underlier with the lowest percentage return from its initial level to its final level
Downside threshold level:

With respect to the INDU Index,      , which is 70% of its initial level

With respect to the NDXT Index,      , which is 70% of its initial level

With respect to the RTY Index,      , which is 70% of its initial level

Performance factor:	With respect to each underlier, final level / initial level
CUSIP:	61778JJT8
ISIN:	US61778JJT88
Listing:	The securities will not be listed on any securities exchange.

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Estimated Value of the Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. Our estimate of the value of the securities as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underliers. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underliers, instruments based on the underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underliers, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the securities will be automatically redeemed with respect to the first determination date and how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the securities are automatically redeemed prior to maturity will be determined by reference to the closing level of each underlier on the first determination date. The payment at maturity will be determined by reference to the closing level of each underlier on the final determination date. The actual initial level, call threshold level and downside threshold level for each underlier will be determined on the strike date. All payments on the securities are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial level:	With respect to the INDU Index, 100.00* With respect to the NDXT Index, 100.00* With respect to the RTY Index, 100.00*
Hypothetical call threshold level:

With respect to the INDU Index, 100.00, which is 100% of its hypothetical initial level

With respect to the NDXT Index, 100.00, which is 100% of its hypothetical initial level

With respect to the RTY Index, 100.00, which is 100% of its hypothetical initial level

Hypothetical downside threshold level:

With respect to the INDU Index, 70.00, which is 70% of its hypothetical initial level

With respect to the NDXT Index, 70.00, which is 70% of its hypothetical initial level

With respect to the RTY Index, 70.00, which is 70% of its hypothetical initial level

Hypothetical early redemption payment:	$1,125 per security. No further payments will be made on the securities once they have been automatically redeemed.
Participation rate:	200%

*The hypothetical initial level of 100.00 for each underlier has been chosen for illustrative purposes only and does not represent the actual initial level of any underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underliers.

How to determine whether the securities will be automatically redeemed with respect to the first determination date:

	Closing Level on the First Determination Date			Early Redemption Payment
	INDU Index	NDXT Index	RTY Index
Example #1	65.00 (less than its call threshold level)	105.00 (greater than or equal to its call threshold level)	40.00 (less than its call threshold level)	N/A
Example #2	200.00 (greater than or equal to its call threshold level)	250.00 (greater than or equal to its call threshold level)	300.00 (greater than or equal to its call threshold level)	$1,125

In example #1, because the closing level of at least one underlier is less than its call threshold level on the first determination date, the securities are not automatically redeemed on the early redemption date.

In example #2, because the closing level of each underlier is greater than or equal to its call threshold level on the first determination date, the securities are automatically redeemed on the early redemption date for the early redemption payment. Investors do not participate in any appreciation of any underlier. No further payments are made on the securities once they have been automatically redeemed.

If the closing level of any underlier is less than its call threshold level on the first determination date, the securities will not be automatically redeemed prior to maturity.

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How to calculate the payment at maturity (if the securities have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Final Level		Payment at Maturity per Security
	INDU Index	NDXT Index	RTY Index
Example #1	120.00 (greater than its initial level)	110.00 (greater than its initial level)	105.00 (greater than its initial level)

stated principal amount + upside payment =

stated principal amount + (stated principal amount × participation rate × underlier percent change of the worst performing underlier) =

$1,000 + ($1,000 × 200% × 5%) =

$1,100

Example #2	90.00 (equal to or less than its initial level but greater than or equal to its downside threshold level)	115.00 (greater than its initial level)	80.00 (equal to or less than its initial level but greater than or equal to its downside threshold level)	$1,000
Example #3	45.00 (less than its downside threshold level)	130.00 (greater than its initial level)	95.00 (equal to or less than its initial level but greater than or equal to its downside threshold level)	$1,000 × performance factor of the worst performing underlier = $1,000 × (45.00 / 100.00) = $450.00
Example #4	30.00 (less than its downside threshold level)	35.00 (less than its downside threshold level)	40.00 (less than its downside threshold level)	$1,000 × (30.00 / 100.00) = $300.00

In example #1, the final level of each underlier is greater than its initial level. Therefore, investors receive at maturity the stated principal amount plus 200% of the appreciation of the worst performing underlier over the term of the securities.

In example #2, the final level of at least one underlier is equal to or less than its initial level, but the final level of each underlier is greater than or equal to its downside threshold level. Therefore, investors receive at maturity the stated principal amount.

In examples #3 and #4, the final level of at least one underlier is less than its downside threshold level. Therefore, investors receive at maturity a payment that reflects a loss of 1% of principal for each 1% decline in the level of the worst performing underlier.

If the securities have not been automatically redeemed prior to maturity and the final level of any underlier is less than its downside threshold level, you will be exposed to the negative performance of the worst performing underlier at maturity, and your payment at maturity will be significantly less than the stated principal amount of the securities and could be zero.

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Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of any principal and do not pay interest. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the repayment of any principal and do not pay interest. If the securities have not been automatically redeemed prior to maturity and the final level of any underlier is less than its downside threshold level, the payout at maturity will be an amount in cash that is significantly less than the stated principal amount of each security, and you will lose an amount proportionate to the full decline in the level of the worst performing underlier over the term of the securities. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

￭If the securities are automatically redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment specified for the first determination date. If the closing level of each underlier is greater than or equal to its call threshold level on the first determination date, the appreciation potential of the securities is limited by the fixed early redemption payment, and no further payments will be made on the securities once they have been redeemed. If the securities are automatically redeemed prior to maturity, you will not participate in any appreciation of any underlier, which could be significant. The fixed early redemption payment may be less than the payment at maturity you would receive for the same level of appreciation of the worst performing underlier had the securities not been automatically redeemed and instead remained outstanding until maturity.

￭The securities are subject to early redemption risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are automatically redeemed prior to maturity, you will receive no further payments on the securities, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed prior to the first determination date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of each underlier at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underliers;

ointerest and yield rates in the market;

othe level of correlation between the underliers;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underliers or equity markets generally;

othe availability of comparable instruments;

othe composition of each underlier and changes in the component securities of each underlier;

othe time remaining until the securities mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the closing level of any underlier is at, below or not sufficiently above its downside threshold level, or if market interest rates rise.

You can review the historical closing levels of the underliers in the section of this document called “Historical Information.” You cannot predict the future performance of an underlier based on its historical performance. The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the closing level of each underlier will be greater than or equal to its call threshold level on the first determination date so that the securities will be automatically redeemed for the early redemption payment prior to maturity, or that the final level of each underlier will be greater than or equal to its downside threshold level so that you do not suffer a significant loss on your initial investment in the securities.

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￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities, and, therefore, you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

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￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlier(s)

￭Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oYou are exposed to the price risk of each underlier.

oBecause the securities are linked to the performance of the worst performing underlier, you are exposed to a greater risk of not receiving a positive return on the securities and/or sustaining a significant loss on your investment than if the securities were linked to just one underlier.

oAdjustments to an underlying index could adversely affect the value of the securities.

￭The securities are subject to risks associated with investments in securities with a concentration in the technology sector. The securities constituting the Nasdaq-100® Technology Sector IndexSM are those of companies whose primary business is directly associated with the technology sector, including the following sub-sectors: computers and peripherals, software, diversified telecommunication services, communications equipment, semiconductors and semiconductor equipment, internet software and services, IT services, electronic equipment, instruments and components, wireless telecommunication services and office electronics.

The values of securities of technology companies and companies that rely heavily on technology are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Technology companies and companies that rely heavily on technology, especially those that are smaller or less-seasoned, tend to be more volatile than the overall market. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. All of these factors could have an effect on the value of the Nasdaq-100® Technology Sector IndexSM, and, therefore, the value of the securities.

￭The securities are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the securities. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

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Historical Information

Dow Jones Industrial AverageSM Overview

Bloomberg Ticker Symbol: INDU

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks selected as representative of the broad market of U.S. industry, excluding transportation and utilities. The underlying index publisher with respect to the Dow Jones Industrial AverageSM is S&P® Dow Jones Indices LLC, or any successor thereof. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

The closing level of the INDU Index on March 20, 2025 was 41,953.32. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

INDU Index Daily Closing Levels January 1, 2020 to March 20, 2025

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Nasdaq-100® Technology Sector IndexSM Overview

Bloomberg Ticker Symbol: NDXT

The Nasdaq-100® Technology Sector IndexSM is an equal-weighted index intended to measure the performance of Nasdaq-listed companies that are classified as technology according to the Industry Classification Benchmark. The underlying index publisher with respect to the Nasdaq-100® Technology Sector IndexSM is Nasdaq, Inc., or any successor thereof. For additional information about the Nasdaq-100® Technology Sector IndexSM, see the information set forth under “Annex A—Nasdaq-100® Technology Sector IndexSM” below.

The closing level of the NDXT Index on March 20, 2025 was 9,977.24. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

NDXT Index Daily Closing Levels January 1, 2020 to March 20, 2025

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Russell 2000® Index Overview

Bloomberg Ticker Symbol: RTY

The Russell 2000® Index is an index that measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The underlying index publisher with respect to the Russell 2000® Index is FTSE International Limited, or any successor thereof. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

The closing level of the RTY Index on March 20, 2025 was 2,068.629. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

RTY Index Daily Closing Levels January 1, 2020 to March 20, 2025

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

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MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus. Each of the product supplement, the index supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.

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Annex A—Nasdaq-100® Technology Sector IndexSM

The Nasdaq-100® Technology Sector IndexSM (the “NDXT Index”), which was first published on February 22, 2006 with a base value of 1,000, is an equal weighted index based on the securities of the Nasdaq-100 Index® (the “parent index”) that are classified as a Technology Company under the Industry Classification Benchmark (ICB) classification system. The parent index is designed to measure the performance of 100 of the largest and most actively traded equity securities of non-financial companies listed on The Nasdaq Stock Market LLC (“Nasdaq”). For more information about the parent index, see “Nasdaq-100 Index®” in the accompanying index supplement. The NDXT Index is calculated, maintained and published by Nasdaq. The NDXT Index is reported by Bloomberg Financial Markets under ticker symbol “NDXT.”

Security Eligibility Criteria. A security must be a component of the Nasdaq-100 Index® in order to be eligible for inclusion in the NDXT Index. For more information about the security eligibility criteria for the Nasdaq-100 Index® and thereby the NDXT Index, see “Nasdaq-100 Index®—Security Eligibility Criteria” in the accompanying index supplement.

Reconstitution and Rebalancing. The NDXT Index follows the same reconstitution and rebalancing schedule as the parent index. Index rebalance changes are based on the last sale prices as of the close of trading on the third Friday of each March, June, September and December. For more information, see “Nasdaq-100 Index®—Reconstitution and Rebalancing of the Nasdaq-100 Index® in the accompanying index supplement.

Constituent Selection. Any security that is a component of the Nasdaq-100 Index® and is classified as a Technology Company according to the ICB is a constituent of the NDXT Index. If a component of the NDXT Index is removed from the Nasdaq-100 Index® for any reason, it is removed from the NDXT Index at the same time. For more information about constituent selection, see “Nasdaq-100 Index®—Constituent Selection” in the accompanying index supplement.

Constituent Weighting. The NDXT Index is an equal-weighted index. The NDXT Index is rebalanced quarterly such that all index components are assigned an equal Index Security Market Value. Index Security Market Value is calculated as follows:

Index Security Market Valuet = qi,t × pi,t × Spot ratei,t

where,

𝑞𝑖 = Number of shares of Index Security i applied in the NDXT Index. The number of shares can be based on any number of items which would be identified in each specific Index Methodology including total shares outstanding (TSO), application of free float, dividend yield, modification due to foreign ownership restrictions, modification due to capping etc. This can also be referred to as Index Shares.

𝑝𝑖 = Price in quote currency of Index Security i. Depending on the time of the calculation, the price can be either of the following:

1.The Start of Day (SOD) price which is the previous index calculation day’s (t-1) closing price for Index Security i adjusted for corporate action(s) occurring prior to market open on date t, if any, for the SOD calculation only;

2.The intraday price which reflects the current trading price received from the Index Exchange during the index calculation day;

3.The End of Day (EOD) price refers to the Last Sale Price; or

4.The Volume Weighted Average Price (VWAP)

Spot ratei = Foreign exchange rate to convert Index Security i quote currency into Index Currency. Foreign exchange rate is provided by the WM Company1 and in the calculation of the EOD Index Value is the closing spot rate at 16:00:00 UK time, unless otherwise noted in the Index Methodology. Intraday spot rates are applied to the real time index calculations during the index calculation day. The Index Security Market Value at SOD utilizes Spot ratei,t -1

t = current index calculation day

t – 1 = previous index calculation day

 For issuers represented by multiple securities included in the NDXT Index, those issuers’ Index Security Market Values are equally dispersed across their respective index components. Index Shares are calculated by dividing each Index Security's resulting Index market value by its Last Sale Price.

Index Maintenance.

Deletion Policy. When a component of the NDXT Index is removed from the Nasdaq-100 Index® for any reason, it is removed from the NDXT Index at the same time. For more information about the deletion policy for the Nasdaq-100 Index®, see “Nasdaq-100 Index®—Index Maintenance—Deletion Policy” in the accompanying index supplement.

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Replacement Policy. If the replacement company for a component removed from the Nasdaq-100 Index® and therefore the NDXT Index is classified as a Technology Company according to the ICB, it will be added to the NDXT Index at the same time and will assume the same weight of the removed company. For more information on the replacement policy for the Nasdaq-100 Index®, see “Nasdaq-100 Index®—Index Maintenance—Replacement Policy” in the accompanying index supplement.

When a component of the Nasdaq-100 Index® that is not classified as a Technology Company according to the ICB is removed from the Nasdaq-100 Index® and replaced in the Nasdaq-100 Index® by a component that is classified as a Technology Company according to the ICB, such replacement company will be considered for addition to the NDXT Index at the next quarterly rebalance.

When a component of the Nasdaq-100 Index® that is classified as a Technology Company according to the ICB is removed from the Nasdaq-100 Index® and replaced in the Nasdaq-100 Index® by a component that is not classified as a Technology Company according to the ICB, such replacement company is not added to the NDXT Index and the divisor of the NDXT Index is adjusted for continuity.

Corporate Actions. In the periods between scheduled index reconstitution and rebalancing events, individual index securities may be subject to a variety of corporate actions and events that require maintenance and adjustments to the NDXT Index.

Additions Policy. If a security that is classified as a Technology Company according to the ICB is added to the Nasdaq-100 Index® for any reason, it may be added to the NDXT Index at the same time.

Governance of the NDXT Index. The Nasdaq Index Management Committee approves all new index methodologies. This committee is comprised of full-time professional members of Nasdaq. The committee meets regularly and reviews items including, but not limited to, pending corporate actions that may affect NDXT Index constituents, statistics comparing the composition of the NDXT Index to the market, companies that are being considered as candidates for addition to the NDXT Index and any significant market events.

The securities are not sponsored, endorsed, sold or promoted by Nasdaq (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the NDXT Index to track general stock market performance. The NDXT Index is determined, composed and calculated by Nasdaq without regard to us or the securities. Nasdaq has no obligation to take our needs or the needs of the owners of the securities into consideration in determining, composing or calculating the NDXT Index. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDXT INDEX, the nasdaq-100 iNDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE securities, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDXT INDEX, the nasdaq-100 iNDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDXT INDEX, the nasdaq-100 iNDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Nasdaq®,” “Nasdaq-100®,” “Nasdaq-100 Index®” and “Nasdaq-100® Technology Sector IndexSM” are trademarks of Nasdaq. The securities have not been passed on by the Corporations as to their legality or suitability. The securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE securities.